UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007 (April 30, 2007)

GREIF, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00566	31-4388903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Winter Road, Delaware, Ohio	43015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 549-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 2.03

Amendments to European Accounts Receivable Sales Program

On April 30, 2007, Greif Coordination Center BVBA (an indirect wholly owned subsidiary of Greif, Inc.), as Seller, Greif Belgium BVBA (an indirect wholly owned subsidiary of Greif, Inc.), as Servicer, and ING Belgium S.A., as Purchaser and Transaction Administrator, entered into an Amended and Restated Receivables Purchase Agreement (the “Amended and Restated RPA”). This Amended and Restated RPA amended and restated the Receivables Purchase Agreement originally dated October 28, 2004, as amended and restated on October 28, 2005, and as further amended on June 29, 2006 and October 27, 2006. In connection therewith, on April 30, 2007, Greif Italia S.p.A. (an indirect wholly owned subsidiary of Greif, Inc.), as Seller and Servicer, Greif Belgium BVBA, as Master Servicer, and ING Bank, Milan branch, as Purchaser and Transaction Administrator, entered into an amendment to the Italian Receivables Purchase Agreement dated as of October 25, 2005, as previously amended on June 29, 2006 and October 27, 2006 (collectively, the “Italian RPA”).

As a result of the Amended and Restated RPA and the amended Italian RPA: (i) the maximum amount of aggregate receivables that may be sold under Greif’s European accounts receivable sales program was increased from €90.0 million to €118.0 million; (ii) Greif Packaging Belgium NV and Greif Packaging Spain S.A., both indirect wholly owned subsidiaries of Greif, Inc., have established discounted receivables purchase agreements with Greif Coordination Center BVBA; and (iii) Greif Packaging France SAS, an indirect wholly owned subsidiary of Greif, Inc., has established a factoring agreement with Greif Coordination Center BVBA.

Additional information concerning the European accounts receivable sales program is set forth in Part I, Item 2 (Management’s Discussion and Analysis of Financial Condition and Results of Operations), of Greif, Inc.’s Quarterly Report on Form 10-Q for its fiscal quarter ended January 31, 2007, under the caption “Liquidity and Capital Resources – Borrowing Arrangements – Sale of European Accounts Receivable,” which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREIF, INC.

Date: May 4, 2007	By	/s/ Donald S. Huml
Donald S. Huml, Chief Financial Officer